Exhibit 23.3

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated March 13, 2024, with respect to the consolidated financial statements of Endeavor Parent, LLC included in the Current Report of Diamondback Energy, Inc. on Form 8-K filed on April 8, 2024, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned report in this Registration Statement, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Dallas, Texas
September 19, 2024